Exhibit 99.2

Compex Technologies
May 05, 2005

Operator:	Ladies and gentlemen thank you for standing by.
Welcome to the Compex Technologies 2005 Third
Fiscal Quarter Operating Results. Earlier today
the Company released its financial results for
this quarter, if you have not received this new
release or if you would like to be added to the
Company’s distribution list please e-mail investor
relations at info@hawkassociates.com. During the
presentation all participants will be in a listen
only mode. Afterwards you will be invited to
participate in a question and answer session. As
a reminder this conference is being recorded, you
can listen to the recording of this call through
11 pm EDT on May 19th by dialing 866-453-6660 and
entering a reference number 164790. Before we
begin we would like to state that comments made
during this conference call will contain
forward-looking statements that involve risks and
uncertainties regarding Compex Technologies
operation and future rates. We invite you to
review the Company’s filings with the SEC
including without limitation the Company’s Form
10-K, and Form 10-Q which identifies specific risk
factors that may cause actual results or events to
differ materially from those described in these
forward-looking statements. That said I would
like to turn the call over to Mr. Dan Gladney,
President and CEO. Please go a head sir.

Dan Gladney: Scott Youngstrom:	Thank you, good afternoon everyone. Thank you for
joining us. This is Dan Gladney, President and
CEO of Compex Technologies, with me is Scott
Youngstrom, our Vice President, Finance and our
CFO. Welcome to our Third Fiscal Quarter
Conference Call. At the conclusion of our
prepared remarks, we will be available to answer
your questions. During the question and answer
portion of the call we will also have available
Marshall Masko, our President of Worldwide
Consumer Products along with Mike Goodpaster our
Vice President of Sales for our US Medical
Business, also available Tim Floeder, our Vice
President of Business Development and Wayne
Chrystal, Our Vice President of Manufacturing
Operations. As you know, the fair disclosure
rules limit our ability to respond to material
inquiries from investors or analysts in a
non-public form, so we encourage you to ask all
questions of a material nature on this call. Keep
in mind that the SEC GAAP financial measure
regulation limits the type of information we can
provide to you. Now let me turn the call over to
Scott Youngstrom for the financial reports.
Thanks Dan, and good afternoon everyone. Our
revenue increased $1.2 million or 6% to $22.9
million for the quarter ended March 31, 2005 from
$21.7 million during the quarter ended March 31,
2004, and increased $6.5 million or 10% to $69.8
million during the 9 months ended March 31, 2005
from $63.3 million during the 9 month ended March
31, 2004. On a consolidated basis increases in
both our domestic medical business and in our
domestic consumer business accounted for an 11%
increase for the quarter, this was offset by a 5%
decrease related to our consumer business in
Europe. For the 9 month period increases in both
our domestic business segments accounted for 11%
of the increase partially offset by a 1% decrease
in consumer business in Europe.

US medical revenue for the quarter was $14.7
million up 11% from the prior year’s quarter of
$13.3 million. US medical revenue for the 9 month
period was $42.8 million up 10% from the $39
million for the comparable period last year. This
was primarily due to an increase in volumes of our
direct device sales and rental business, and a
slight increase in our accessories and supplies.
We expanded our direct sales and rentals by
increasing our direct medical sales force to
increase the number of rentals that originated
directly from the physician offices. Our US
consumer division reported revenue of $1.1 million
and $3.5 million for the quarter and 9 month
periods. This compares to 150,000 and 418,000 of
revenue recorded for the comparable period last
year. Our increased sales have been driven
through revenue from our infomercial and with our
current agreements with the Home Shopping Network
and General Nutrition Centers.

Our international division posted revenue of $7.1
million for the quarter. This represents a
decrease of 13% from the $8.2 million recorded
during the comparable quarter last year. Sales of
our Compex line of products decreased 16% as the
unit sales go 13% below prior year quantities.
This was partially offset by Slendertone product
revenues slightly above last year and a 2%
favorable impact of exchange rates reflecting the
strength of the Euro versus the US dollar. For
the current 9 month period, our international
division posted revenue of $23.4 million or a 2%
decrease from the $23.8 million for the comparable
9 month period last year. A 6% decrease in our
Compex line of products and a 1% decrease in our
Slendertone product revenues were partially offset
by a 5% favorable impact of exchange rates.

The number of Compex units sold for the 9 month
period was up 1% over comparable unit sales for
the prior year. Revenues in Spain and France are
performing above prior year for both the quarter
and 9 month period, however, Italy and Germany are
performing below prior year revenues. Revenue by
product line during the quarter ended March 31,
2005 was approximately $4 million in
rehabilitation products, $5.4 million in pain
management products, $6.6 million in consumer
products, and $6.9 million in accessories and
supplies. All revenue segments are above prior
year amounts except rehabilitation products. The
decrease in rehabilitation products is due
primarily to a shift in our US medical revenue
from rehabilitation products to the pain
management category, as physicians look for
non-systemic methods of pain control, this will
lead to increased accessories and supply revenue
from patients dealing with chronic pain.

Consumer products in the US reflects the largest
nominal increase. Our gross profit was $15
million or 65.7% of revenue during the quarter and
$46.5 million or 66.7% of revenue during the 9
month period. This compares to gross profit of
$14.6 million or 67.3% of revenue in the quarter
and $42.6 million or 67.3% of revenue during the 9
month period last year. The overall decrease in
margin percentage reflects a modest shift in our
product sold in our medical division from the
higher reimbursement payer segment to the group
contract insurance segments. Additionally a
change in our overall revenue mix towards more US
consumer products, which carry a lower margin than
our US medical division and our international
division also contributed to the decrease. We are
currently selling a greater percentage of US
consumer products through retailers, which carry
lower gross margins than were sold in previous
periods.

We anticipate gross profit will settle in the
middle to lower 60% range as our domestic consumer
business becomes greater percentage of our total
revenue. For the quarter ended March 31, 2005 our
selling expenses increased 13% to $10.5 million or
46% of revenue up from $9.3 million or 43% of
revenue for the comparable period last year.
Selling expenses for the 9 month period increased
17% to $30.7 million or 44% of revenue up from
$26.2 million to 41.4% of revenue for the
comparable 9 month period last year. Our US
medical division selling expenses increased as we
have increased our number of direct medical sales
representatives and field support specialists to
84 as of March 31, 2005 as compared to 68 as of
March 31, 2004.

We continue to invest on our direct sales team and
in our commitment to our physician selling model.
A significant increase in promoting our Compex and
Slendertone product lines in our US consumer
division accounted for approximately $2.8 million
of the increase for the 9 month period. General
and administrative expenses for the quarter
totaled $3.8 million product 16.4% of revenue
representing a 2% increase over the $3.7 million
or 17.1% of revenue recorded for the quarter ended
March 31, 2004. G&A expenses for the 9 month
period were $11.4 million or 16.4% of revenue
representing a 7% increase over the $10.7 million
were 17% of revenue for the same period last year.
Costs in both our corporate and international
offices for additional personnel and consulting
fees associated with our Sarbanes-Oxley compliance
contributed to the increase.

G&A expenses for the quarter were also negatively
impacted by a $250,000 charge related to personnel
reductions in our European division, this does not
include any charges associated with the recent
termination of our European CEO, and that will be
recorded in the fourth quarter. Although general
and administrative expenses have increased in
absolute dollars, cost containment programs have
reduced our expenditures as a percent of revenue.

Our research and development expenses for the
quarter decreased 19% to $635,000 from $780,000
for the comparable quarter last year. Research
and development expenses for the 9 month period
totaled $2 million or 2.9% of revenue representing
a 2% decrease from the $2.1 million or 3.2% of
revenue for the same period last year. We
continue to develop new products such as our
recently FDA cleared IF III (way) product for the
US medical division and our fitness trainer model,
that was introduced in our US consumer division.
As result of the above activity our net income
decreased to $18,000 in the third quarter of
fiscal 2005 from $429,000 in the third quarter of
fiscal 2004. For the 9 months ended March 31,
2005, net income decreased to $1.3 million from $2
million during the same period in fiscal 2004.
Diluted earnings per share decreased from $0.03
during the quarter ended March 31, 2004 to
break-even during the quarter ended March 31, 2005
and diluted earnings per share decreased from
$0.16 to $0.10 per share for the 9 month period.

Moving to our balance sheet, our operating
activities, used cash of $3 million during the 9
months ended March 31, 2005 as compared to $2.2
million dollars used in operating activities
during the 9 months last year. Although we
generated cash from earnings after adjustment for
depreciation and amortization of approximately
$2.6 million during the first 9 months of fiscal
2005. We used over 5.5 million to finance
increase receivables during fiscal 2005 as a
result of larger sales late in the period and an
increase in overall days, sales outstanding.
Receivables are up slightly for the quarter offset
by a slight reduction in our inventory. A
decrease in prepaid expenses was offset by a
decrease in our accounts payable both primarily
due to year end timing differences and tax
payments.

Dan Gladney:	At March 31, 2005 we had a balance of $7.3 million
outstanding under our US credit facility and $2.7
million under our European credit facility. Based
on our credit agreement, we believe we could
borrow up to an additional $7.7 million under our
credit facility. We will continue to invest in
sales and marketing and in inventory and
infrastructure over the remainder of the fiscal
year to introduce new products and the Compex
sport products to the United States markets. We
may also apply cash to acquisitions during future
periods. We believe that available cash and
borrowings under our credit lines will be adequate
to fund cash requirements for the current fiscal
year and the foreseeable future. With that I
would like to turn the call back over to Dan.
Thank you Scott. We had another good quarter from
our US medical division, Rehabilicare but we fell
well below expectations in Europe. Our core US
medical division which represented more than 61%
of our net revenue in the first 9 months has
continued to successfully perform. The gains were
led by our pain management business, which is
primarily a direct business. Gross revenue from
the US medical division was up 11% in the quarter
and 10% for the first 9 months of the year. We
experienced excellent volume increases in our
direct device sale and rental business as well as
a slight increase in our sales of accessories and
supplies reflecting the results of an ongoing
expansion of our direct medical sales force even
in an environment of constant reimbursement
pressures, our medical division continues to
generate strong consistent revenue growth and
maintains gross margin percentages above 70%.

The direct marketing effort to physicians
particularly orthopedic surgeons continues to
produce good results. We have now increased our
direct medical sales representatives and field
support specialists to 84 that’s up from 68 a year
ago and 29 two years ago. Our revenue growth rate
supports the continuance of building our direct
representative selling tool. In late April we
received FDA clearance for our new IF III (way)
interferential device. This was an important
development, because we fully expect this exciting
product to become the cornerstone of our pain
management sales efforts. It gives us another
strong competitive edge in the pain management
market, because the device captures patient usage
data that can be downloaded from patients homes
and report it to their healthcare providers. We
are expecting pain management physicians,
orthopedic physicians and others to prescribe it
for chronic pain patients. Physicians will then
have qualitative and quantitative data for making
decisions on their patients care path.

Our interferential business currently represents
approximately 15% of US medical division revenues.
We expect this to increase to 25% over the next
few years. Our US consumer business in the third
quarter recorded sales of $1.1 million. This
compared with a $150,000 in the same period a year
earlier and was down from the $1.5 million in
sales we experienced in the second quarter holiday
sales period, but up from the $950,000 in quarter
one. Sales were driven by our infomercial for the
new FLEX Abdominal Toning System, featuring cameo
appearances by Sarah Ferguson, Duchess of York and
Jerry Rice, NFL wide receiver which began airing
in late February. Since then it is aired over 800
times and has been seen nationally in 100% of US
television markets from local stations to regional
cables to national cable networks.

We are pleased with our in infomercial results and
we will continue to build sales through this
channel. Our year-to-date sales results have been
fueled by our infomercial and agreements with the
Home Shopping Network and GNC, General Nutrition
Centers. GNC has 4,800 retail locations that
catered the fitness and wellness markets. So far
we are in more than a thousand GNC corporate or
retail stores, but just a small number, there are
approximately 2,500 franchise stores. We have
been invited to the GNC Franchisee National
Meeting next week where it will be our goal to
increase this presence. Sarah Ferguson the
Duchess of York will be the key note speaker. And
we will have an opportunity to showcase our
Slendertone FLEX abdominal belt systems to all
attendees representing their franchise stores.
With this effort we plan to strengthen our
visibilities throughout more GNC stores
nationwide. We will continue to focus on landing
other major retail change and support and expand
our infomercial activities.

We have also signed a distribution agreement with
Max Muscle Sports and Fitness, a national chain of
sports nutrition and fitness stores. Our product
has shipped and it is now going on the shelves of
a 105 Max Muscles stores. Today we have also
added cosco.com as an additional point of
distribution. Cosco.com is important, because
they are large over $30 million in fitness
equipment sales annually and our Slendertone line
will be prominently sold on this site. Many of
you have asked about the Sports Authority in the
past. Negotiations with them regarding product
expansions are very positive and are continuing.
We hope to have more details to share with you on
the Sports Authority at our next conference call.

During our fiscal fourth quarter, we expect our US
consumer division to continue to build their
revenue base and we anticipate that this business
will break-even for fiscal year 2006.
Year-to-date, our US consumer division represents
approximately 50% of our company’s revenue growth.
As you know, roughly 70% of our European sales
come from the major markets of Italy, France and
Spain. As we discussed in our pervious conference
call with you, as our Europe business began to
falter in late quarter two, we implemented a
significant cost reduction program in Europe
including right sizing the G&A, that would not
have much of an impact on quarter three results,
but would contribute to quarter four and beyond.
We expect our international division to return to
profitability in the fourth quarter. Tough
competition from an Italian company has been very
— that has been very successful in selling a
product on Italian TV, that costs less than half
of our product again hurt our results in quarter
three and resulted in market share loss. Although
we did well in France and Spain with the
introduction of the energy and body products, we
could not overcome the difficult challenges in
Italy, where average selling prices are
significantly less than our lowest priced models.
The Energy and Body line of products which we
launched a year ago now accounts for approximately
45% of our European Compex device unit sales.

We have made personnel changes in Europe to better
position the company to compete in these markets
and we realigned our marketing strategies to
include the expansion of our European medical
business that today is small, but profitable.
Marshall Masko has expanded his responsibilities
in order to address the weaknesses in our European
sales. Marshall who has been our Vice President
of US Consumer Marketing since November of 2002
and is now our new President of Worldwide Consumer
Products. He replaces Serge Darcy who had been
the Chief Executive Officer of Compex SA in
Europe, since 2002. Marshall has great expertise
in marketing sports and fitness products and we
believe his skill sets will turn around our sales
in Europe. Europe’s results should improve as we
begin selling our new competitively priced models
designed specifically for direct TV sales that
will be launched in Italy later this fall.

We have adjusted our targets for diluted earnings
per share for fiscal year 2005 in the range of
$0.17 to $0.20, as we invest in the turnaround of
our European consumer business. The fourth
quarter earnings will be negatively impacted by
the severance charge for our former European Chief
Executive Officer. Our earnings short fall for
the year is primarily attributable to our European
division. We currently expect fourth quarter
revenues will be at a $24 million to $27 million
range keeping within the annual revenue guidance
that we gave at the beginning of our fiscal year
of $94 million to a $100 million.

Operator: (Ernie Amburgh): Dan Gladney:	Looking forward we expect to stabilize our
European business and return their operations to
profitability, build up on our domestic medical
and consumer successes and continue to invest in
new products and new market opportunities. Given
these expectations, we have set preliminary
targets for earnings per share for fiscal years
2006 and 2007. In fiscal year 2006, we expect
$0.35 to $0.40 per share and at fiscal year 2007,
we expect earnings per share of $0.50 to $0.60 per
share, along with double digit annual revenue
growth. These are preliminary estimates, which we
will firm up on our next conference call.
However, we feel that with the new products we
have launched, the new distribution channels we
have opened, along with our new management
structure, we are positioned to improve
performance in both our top and bottom lines, that
concludes our prepared remarks. We are now ready
to take your questions. Remember, we have our
complete management team available here to answer
your questions. Please ask no more than one
question and one follow-up, so we can get through
as many as possible. Operator, we are ready to
open the call for questions.
Thank you. If any one would like to make a
comment or ask a question please press “1” on your
touch-tone phone. Okay. Our first question comes
from (Ernie Amburgh) from (Felton) company.
(Ernie) your line is open.
Good morning Dan.
Good morning (Ernie).

(Ernie Amburgh): On your comments about returning Europe to profitability in the fourth quarter, but you are also going to have some kind of charge for removing the old head of the division over there, is that profitable operation pre or post the charge and what kind of charge is it?

Scott Youngstrom: (Ernie Amburgh): Scott Youngstrom: (Ernie Amburgh): Scott Youngstrom:	(Ernie), this is Scott.
Yeah, Scott.
The charge should equal approximately about a
penny and a half for the severance and the answer
is we should return to profitability we should be
north of $0.02 in our European operation for the
fourth quarter.
Okay. Thank you.
Is that (half) answered?

(Ernie Amburgh): Yeah, precisely, good. Question on the — you talked about a new competitively priced model to be sold on TV, I am presuming that’s Italy, can you talk about that a little further?

Dan Gladney: Sure, this is Dan, sure first of all I want to state that one of the reasons — key reason actually that we are able to return the profitability quickly in Europe is, because of the cost reduction program we put into place at the end of the quarter two, it didn’t really impact — give us much of an impact in quarter three, but in quarter four we will see somewhere in the neighborhood of about $500,000 in terms of reduction to expenses over there and that’s greatly going to help us in quarter four and beyond. Now as far as the new product, we have been developing for about the last 8 months, you know, getting ready for a direct TV sales in Europe with a new low cost two channel device. As you know, we strictly sell a four channel high powered, high quality, very expensive primarily devices in Europe with the Compex name. We have decided to come out with a high quality two channel device with limited features on it, very limited features on it, but using the Compex name that is well bought up in Europe and we believe that we can position this for what we think will be about €200 in the Italian market. We will be going up against a direct TV competitor there that sells two products, one of them is a two channel for €108 and the other is a two channel that sells for about a €150. So we think using the Compex name that’s well respected in Italy with a two channels at €200, you know, with certainly a little more in terms of features than what we see in the low cost Italian devices sold there today, so we will do quite well.

(Ernie Amburgh): I’m going to ask one more and I will get off. At €200, I am presuming you have — by going to two channels and sourcing or can you maintain gross margins on that product?

Dan Gladney: (Ernie Amburgh): Operator: Jason (Stankovsky): Dan Gladney: Jason (Stankovsky): Marshall Masko: Jason (Stankovsky): Marshall Masko: Jason (Stankovsky): Male Speaker: Jason (Stankovsky):	Oh, yeah, absolutely, we expect that gross margin percentages up in, you know, the early 60’s.
Thank you.
Thank you. Your next question comes from Jason (Stankovsky) from Clayton Capital. Jason your line is open.
Hi guys, just curious how — if you can give us any update on I notice that you have ramped up the amount of infomercials you are doing on the belts and just wondered if you can give us an update as to whether you are going to put more money behind that, as you have a call center coming on or is this kind of a full run rate that we are seeing right now in terms of amount of space you are buying?
Actually our plan is continue to support the infomercials as long it’s profitable and we will pay for additional infomercials as this thing ramps up. Right now we are running at what is figured to be in the infomercial world about two and a half times, you know, which is a very good place to be, we think we can get that even better. In other words if it costs a $1000 for the airspace and running the infomercial, you know, we are generating $2500 of sales for that particular time that runs on TV. So, you know, it’s profitable, it’s doing well and we are ramping that up slowly, but surely as we move on.
May be I can it in a different way, are you at a point — are you at 10% of where you see the product going or are you 50% in terms of kind of your planning of budgeting and what you are seeing in terms of the return I assume, if you are at two and a half times that it’s generating a decent profitability for you, is it a matter of adding twice as much or —?
Jason, this is Marshall Masko, I guess I would answer that question in a couple of ways. First, we are actually slightly better than two and a half, but (indiscernible) Dan kind of gave you the ballpark so that they were not giving out the specifics. But we are very pleased with profitability of the infomercial so far. What we have seen in April some significant increase even over what we did last month March. So we know that we are on a good trend in terms of the sales of the infomercial, we expect that to probably hold over the next couple of months for budget reasons and we then as we go in to next fiscal year, our budgeting has some significant increase in support behind the infomercial and also a concomitant increase in the overall revenue that we expect out of it. So we are pleased with it and I think which you will see is further expansion of it as we go forward.
Okay. And have you gotten comfortable enough yet to decide to go forward with investing in infomercial for the Buns & Thighs, or is that product not quite ready?
We are still in the process of discussing that, the main thing we wanted to do is make sure that this infomercial was profitable and that we had handled most of the things that typically need to be tweak in an infomercial, such as the call centers working, the (upsoles) are working, the web sites working, we just launched a new web page that’s an example earlier this week, because we weren’t doing a good enough job on capturing web sales with the way the old page was configured that’s actually made a big difference for us just an immediate one. So those kinds of housekeeping things have been done and I think that we will likely find that we are much more favorably disposed to doing that, we are actually in the process of looking at that at this point with (Skip) screen who did the pre vious infomercial. So we are working on that, but we haven’t come to a final decision.
Okay.
And quite honestly Jason, we won’t until the new fisca l year, which kicks off July 1.
Okay. And before I get back in the queue maybe you can discuss the Cosco online arrangement and whether that could ever lead to actually being in the Cosco stores or not or is that always just going to be an online type of relationship?

Marshall Masko:
Jason (Stankovsky):
Operator:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
Scott Youngstrom:
Jeffrey Nixon:
We hope that’s the first till in the water with Cosco and typically if you are successful there, yes then you do have a good shot at getting in the stores and that is our goal and are — hoped for expectation. We are also excited and I can’t give you the details of it yet but we have what we think is going to be a very exciting and hopefully impactful promotion — plan with them to launch the product online that will be significant for us in terms of revenue we hope. So we are excited about this —
this I believe is a really strong additional point of distribution for us.
Okay, great. I will get back in the queue. Thanks guys.
Thank you. Your next question from Jeffrey Nixon from (MCM). Jeffrey your line is open.
Yeah. Good afternoon, Scott do you have the segment income?
Segment income?
Yeah.
Jeff, we don’t break it down by segment income, I can share with you — we will file our 10-Q probably tomorrow, I want to get that done. But I can break it down into the kind of the segment profit that we will be presenting in our 10-Q —?
Yeah.
— is that what you are after?
yeah.
You want the 9 month for —?
No, just the three months.
Okay, hang on a second let me get through the page. Okay, for US medical I will round them up to thousands, it’s 4,389,000 —
Uh-huh.
— US consumer loss 1,312,000 —
Yeah.
— and international 1,436,000 that’s positive.
Okay. So actually the US consumer and Europe were off by around about a million each sequentially?
I didn’t follow that?
Well, US consumer loss about half a million last quarter.
Okay.
And Europe lost —?
(Indiscernible).
Sorry?
Yes, you are correct. But Jeff just to chime in, in the third quarter for US consumer we planned on that taking a slight reduction from our second quarter results.
Okay. And so what was the — what was sort of, you know, investment on that quarter?
You know, again I —.
In the third quarter, Marshall?

Marshall Masko:
Jeffrey Nixon:
Marshall Masko:
Male Speaker:
Marshall Masko:
Male Speaker:
Jeffrey Nixon:
Male Speaker:
Male Speaker:
Jeffrey Nixon:
Male Speaker:
Male Speaker:
Jeffrey Nixon:
Male Speaker:
Jeffrey Nixon:
Male Speaker:
Jeffrey Nixon:
What was what?
Well, it seems that like you spent obviously there was more spending going on in US consumer in the third quarter what was that on?
Correct, Jeff that was when we launched our infomercial, if you remember we started the infomercial testing in the second half of February, we had about two weeks of testing and then we launched infomercial in March.
But to Jeff’s point it’s the production costs associated with the infomercial that hit the third quarter.
Correct.
So it’s essential the cost of having filmed it.
Okay. So you had to book the whole cost of that in that quarter?
That’s right.
I don’t know.
Okay.
(Indiscernible) whole but certainly some.
Almost all of it I think.
Okay. And then what is (indiscernible) on the sports where is that at?
US sports.
The US sports, yeah.
Yeah, we opened up the Muscle Max stores that landed us over a 100 stores, there we are in the process right now, you know, we just shipped it, we are in the process of in-servicing those stores, we are at this point in time, we’ve got Compex sport in specialty stores such as bike shops, running shops and now
Muscle Max, it’s a range of little over 400 stores.
And what is the — is that still like a big focus of Marshall’s time or what — you didn’t really mention much in the —?

Male Speaker:
Jeffrey Nixon:
Male Speaker:
Jeffrey Nixon:
Male Speaker:
Jeffrey Nixon:
Male Speaker:
Jeffrey Nixon:
Male Speaker:
Jeffrey Nixon:
Male Speaker:
Jeffrey Nixon:
Male Speaker:
Male Speaker:
Jeffrey Nixon:
Marshall Masko:
Jeffrey Nixon:
Marshall Masko:
Male Speaker:
Jeffrey Nixon:
Marshall Masko:
Jeffrey Nixon:
Operator:
Richard (Vance):
Not really, quite honestly that when it comes to the Compex sport, and even with the Slendertone here in
United States at this point in time, it’s a very strong sales focus. So right now we have — Marshall spent the last 18 months putting the marketing strategy in place, putting the advertising programs in place, getting all the credibility programs done such as the clinical studies done, getting the Duchess and Jerry Rice and a major (endorser) signed up that’s all done now. So this point forward there is a lot of effort here in the business and we are supporting from the financial point of view by blocking and tackling which is the sales effort. So when it comes to the Compex sports where we are really doing our sales is at the major events, you know, where you will have a Compex tent — a recovery tent there we are selling product and presenting product there to the athletes, that would be triathletes, marathoners, cyclists.
Okay. And the one last question, are you actively as the Slendertone advertising any (studies) on TV?
In Italy?
No, on TV are you advertising?
Through the infomercial we are, yes.
Only through the infomercial now —?
Yes —.
— because that 30 second adv with Sarah Ferguson, but it’s not running now?
We are not using the short form at this point and the reason we are not is that we wanted to invest every single dollar we could behind the infomercial, since that’s profitable in making money. When we were running the direct response commercials (indiscernible) breaking even and sometimes not that but we will go back to some of that next year as we do it from an account specific standpoint. But we think the infomercial actually is probably giving us even broader awareness in the marketplace from what we are hearing.
Okay. When did you stop running it, the short film — short form?
The short film?
Uh-huh.
When did we start that?
When did we start that?
No, when did you stop it?
May of 2001 I think.
No, Marshall, when did you stop running it?
Stop running it, I’m sorry.
I think that would be essentially the second week of February, I believe.
Okay, great. Thanks very much.
And actually I am off quite a bit I think it’s actually the third week of — third to fourth week of
February when we stopped, because we did had a little bit of tail (indiscernible) as we started the infomercial we converted over.
Okay, great. Thanks Marshall.
Thank you. Your next quarter comes from Richard (Vance), private investor. Richard your line is open.
Thank you. It looks like the prospects going ahead are fairly positive I’m just wondering Marshall if you have ever tried to — the concept of going down below just a professional athlete or the serious athlete to the high school level where you have got a lot of kids now there — they can’t take steroids anymore. Are you planning not doing any marketing done on (abdominal) on that level?

Marshall Masko: Richard (Vance): Male Speaker: Richard (Vance): Male Speaker: Operator: (Ernie Amburgh): Dan Gladney: (Ernie Amburgh): Dan Gladney: Male Speaker: Dan Gladney:	Well, Richard we have not yet done that and that is definitely the intention to do that as we go forward. What we really wanted to do is start sort of at the high end with the professional athletes and the people who were the more serious let’s say older in the 20 to 45 age range athletes who were —
who are more serious about their sport. Certainly the next thing we would want to do is go after that segment. But we haven’t quite gotten to that point, yeah, that segment could, however, purchase through some of the 400 locations where we are at retail. But we do recognize that, yes, it’s a very good segment to go after shortly and I would also include with that the college segment as well.
Yeah, very good. The second point you guys used Hawk Associates as your financial PR and I have to say this but, you know, these guys have got 22 companies on their list and only three of them that are higher priced than Compex and mostly is stock — really penny stocks, you know, if you (lie) with —
(lie) around with (indiscernible) you are going to get fleeced and I would think that it might be that sometime (indiscernible) to reconsider who you are using for financial PR and maybe step up to a little bit more prestigious outfit. I am not knocking them, but I am just saying that you guys have — if you are get into a higher category of doing more than a 100 million in sales per year, which you are saying
(indiscernible) down the road, I think it might be time to take a look at your financial PR and see if you could possibly change that?
Okay. Well, thank you Mr. (Vance), we will certainly review that. Right now we, you know, when we went to a PR agency for the time a year ago prior to that we just had a consultant working with us and at that time we evaluated and interviewed a number of agencies, both the large guys as well as the little ones and this group came to us highly recommended by some of the institutional investors and some other folks we worked with in the past. So far we are pleased to date, they have been able to help manage this for us and they have put in front of some very reputable groups that we have given presentations
to.
Okay, just an idea, thank you.
Okay. Thank you.
Thank you. Your next question comes from (Ernie Amburgh) from (Felton) and company. (Ernie) your line is open.
Thank you. When does the cosco.com program start, Marshall?
Well, actually excuse me, we just — this is Dan, we just announced that today —
Okay.
— here at the conference call. So, you know, we expect to have — you know, this things shipped and in the order, and we have been given the verbal by their Vice President, they are working and cutting the order right now. So we would hope to see that in next months numbers.
In this quarter?
This quarter, correct.

(Ernie Amburgh): Okay. Can you give us just a rough fix on how much business the Compex sport line is doing here in the US now, out of the $1.1 million of consumer?

Male Speaker: (Ernie Amburgh): Male Speaker: (Ernie Amburgh):	(Ernie) it’s probably somewhere around 15% or so of the most recent quarter — Thank you. — you are just right in that ballpark. Okay. thank you, that’s all.

Operator: Jason (Stankovsky): Dan Gladney: Jason (Stankovsky): Dan Gladney:	Thank you. Your next question comes from Jason (Stankovsky) from Clayton Capital. Jason your line is open.
Hi, Dan you had mentioned a number of times the acquisition strategy or potential acquisition strategy and looking at your holders list it’s seems like a you have moved to maybe a little more value oriented group than a growth oriented investor. Can you give us any update on, you know, what you guys are thinking obviously the Italian acquisition was disappointing to you as it has been to all of us who invested in with you through the company. And can you give us just a little feel about what the board is willing to do and the thoughts right now?
Sure, first of all the company made two years ago two acquisitions, we made the Neurotech acquisition and Filsport acquisition . The Neurotech acquisition, which was forwarded into our US medical business has turned out to be very profitable and actually that’s what gave us the impetus for the physician selling model, we got extremely well with that. The returns on the Filsport acquisition were quite strong in the first year of the acquisition and I can ask Tim Floeder to give us some specific figures on that one. But we do feel that had we not acquired Filsport we would be in a much worse position today, you know, that market was heading south unfortunately due to a very strong TV direct only competitor and we have not responded quick enough to that although at this point I think we are heading in the right direction. But I think we could have responded a little faster. As far as the strategy for acquisitions we are extremely active in that arena and we are looking for acquisitions that would be a strategic fit to our business. Our goal is we want to be the worldwide leader in electrotherapy and these electrotherapy related products. And we believe that we are well positioned for that especially now that we have got in both consumer and in medical and especially now what we see happening in the medical business in United States and we think soon to be carried over to
Europe is with these strong challenges that you have got being taken against these oral medications for pain control, you know, physicians are looking for alternatives and that’s one of the reasons we believe that we have done extremely well this year in medical especially in pain management category is that, you know, we have got a good story to tell completely not invasive, excellent results especially with these products such us, you know, interferential products. So we have done very well there and we think that there is opportunities to carry that also outside the United States right now and in Europe only about 10% of our business in Europe is medical, but it happens to be by far the most profitable product line that we have got in Europe. So a lot more attention as I said on the last conference call is going to go into our medical business in Europe and expanding those efforts.
I believe that the more we can expand our European medical business the easier will be to forecast those sales over there, you know, the challenge we have of course with our European consumer business is that you get these spikes and valleys and it’s, you know, it’s difficult to understand exactly when you are going get hit with the valley. So we think the medical business is — it’s a lot easier to forecast, it’s very profitable, it grows, you know, it’s a growth business opportunity. So I think we are well positioned in that arena both in the United States and in Europe and we are looking at continuous opportunities to expand that.< BR> Would you, I guess two things, would you use your — our stock as currency in the deal at these prices?
You know, probably not. I mean if we were going to make an acquisition it seems to me that we would want to use the debt markets.

Jason (Stankovsky): Dan Gladney: Jason (Stankovsky): Operator: Eric Thompson: Male Speaker: Operator: Richard (Vance): Scott Youngstrom: Richard (Vance):	Okay. And I guess secondly one acquisition that’s really good for you to make would be to buy part of yourself back, have you guys considered that at all as the stock continues to decline?
Not really, to be honest with you we would want to — we would probably strategically want to, if we were going to make an acquisition, we would want to move forward and do that with a business that strategically fit our business. We have certainly talked at the board level a few times over the last couple of years about buying back stock and our feeling is that with the money — with the debt market where it is today, which is extremely advantageous for businesses that we would be better off using those markets to acquire a strategic acquisition.
Okay, thanks.
Thank you. Your next question comes from Eric Thompson, private investor. Eric your line is open.
Thanks, my question was just answered and I didn’t know how to get off it with the respective currency the stock at half the sales is hardly currency that any of us want (indiscernible) use. But thank you for taking the call.
Okay. Moderator, do we have any other questions.
Yes, sir. We have another question Richard (Vance). Richard your line is open.
On the financial statement the balance sheet, you showed in your accrued liabilities Scott there was an increase from 3.3 million to 4.5 million under other current liabilities. Could you tell us what that is?
Yeah, hang on a second, you are looking at —?
I am looking at the —.

Scott Youngstrom: Richard (Vance): Scott Youngstrom: Richard (Vance): Scott Youngstrom: Richard (Vance): Scott Youngstrom: Richard (Vance): Operator: Dan Gladney: Operator:	— from June of last year the 3.2 up to the current period of 4.5.
Right, that’s a 1.1 million increase and it just says other.
Right.
And what is the other?
I don’t have that in front of me Richard. I know there is some items in Europe I got my controller here we are thinking — you know, guys I will have to get back to you know, what we can expand our disclosure in our 10-Q and I will break that out for you Richard, I don’t have that in front of me.
Okay. So that will be in the 10-Q?
I will put that in the 10-Q.
Okay, thank you.
Thank you. We have no further question at this time. Just as a reminder if you would like to ask a question or make a comment please press “1” on your touch-tone phone. And it seems we have no more questions at this time.
Okay. I would like to thank each of you once again for your time and your attention and your questions. We appreciate your interest in Compex Technologies and look forward to reporting our progress to you again soon. Good-bye everybody and have a good day.
Thank You. That concludes today’s presentation, you may now disconnect.